COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS NEW JERSEY INTERMEDIATE MUNICIPAL BOND FUND
AND THE LEHMAN BROTHERS 10-YEAR MUNICIPAL BOND INDEX


EXHIBIT A:


                LEHMAN BROTHERS
 PERIOD         10-YEAR                 DREYFUS NEW JERSEY
                MUNICIPAL               INTERMEDIATE
                BOND INDEX *            MUNICIPAL BOND FUND

6/26/92          10,000                  10,000
3/31/93          10,898                  10,894
3/31/94          11,205                  11,277
3/31/95          12,048                  11,891
3/31/96          13,116                  12,734
3/31/97          13,800                  13,224


* Source: Lehman Brothers